JPMorgan Funds - JPMorgan Fleming Mutual Fund Group, Inc
Rule 10f-3 Transactions
For the period from January 1, 2011 to June 30, 2011

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Mid Cap Value Fund
Trade Date 1/20/2011
Issuer Fifth Third Bancorp (FITB) Secondary
Cusip 31677310
shares 266,200
Offering Price $14.00
Spread $0.42
Cost $3,726,800
Dealer Executing Trade Deutsche Bank Securities
% of Offering  purchased by firm 1.92%
Syndicate Members J.P. Morgan, Deutsche Bank Securities, Credit Suisse, Goldman, Sachs & Co., BofA Merrill Lynch, Citi, Keefe, Bruyette & Woods, Aladdin Capital LLC, Sandler O'Neill + Partners, L.P.
Fund JPMorgan Mid Cap Value Fund
Trade Date 3/9/2011
Issuer HCA Holdings, Inc. (HCA)  IPO
Cusip 40412C10
shares 1,120,400
Offering Price $30.00
Spread $1.09
Cost $33,612,000
Dealer Executing Trade Citigroup Global Markets
% of Offering  purchased by firm 1.19%
Syndicate Members BofA Merrill Lynch, Citi, J.P. Morgan, Barclays Capital, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., Morgan Stanley, Wells Fargo Securities, Credit Agricole CIB, Mizuho Securities USA Inc., RBC Capital Markets, RBS, SMBC Nikko, SunTrust Robinson Humphrey
Fund JPMorgan Mid Cap Value Fund
Trade Date 3/22/2011
Issuer HCP, Inc. (HCP) Secondary
Cusip 40414L10
shares 226,000
Offering Price $36.90
Spread $1.11
Cost $8,339,400
Dealer Executing Trade Merrill Lynch & Co Inc.
% of Offering  purchased by firm 2.41%
Syndicate Members BofA Merrill Lynch, Citi, J.P. Morgan, UBS Investment Bank, Wells Fargo Securities, Credit Agricole CIB, Credit Suisse, Goldman, Sachs & Co., Morgan Stanley, BNY Mellon Capital Markets, LLC, KeyBanc Capital, PNC Capital Markets LLC, Piper Jaffray, RBS, Scotia Capital, SunTrust Robinson Humphrey, Morgan Keegan, CSCA, Morgan Keegan